Exhibit 10.2

SEVERANCE AGREEMENT AND GENERAL RELEASE

SimpleTech, Inc., a California corporation, (“Company”) and Mike Moshayedi (“Executive”) agree that this Severance Agreement and General Release (“Agreement”) and the Exhibit A attached herewith set forth their complete agreement and understanding regarding the termination of Executive’s employment with Company.

RECITALS

A. Executive is a co-founder of the Company and has served as an executive officer of the Company in various capacities since the Company’s formation in 1990. Executive currently serves as the Company’s President and the Head of the Company’s Consumer Division.

B. Concurrent with the execution of this Agreement, the Company is consummating a sale of certain of the assets of its Consumer Division to a third party, which transaction will result in the elimination of Executive’s position and the termination of Executive’s employment with the Company, without cause, effective as of the date hereof (“Separation Date”).

C. Executive and Company wish to resolve fully any past, present or future disputes they have, may have, or may have had relating to Executive’s employment with the Company, and to set forth terms and conditions relating to the termination of Executive’s employment.

AGREEMENT

In consideration of the releases, representations and obligations stated below, Executive and Company agree as follows:

1. Separation Date. Effective as of the Separation Date, Company is terminating Executive’s employment without cause. Except as specifically provided under this Agreement or as otherwise required by law, Executive shall not be entitled to receive any benefits of employment following the Separation Date. Any benefits provided under this Agreement shall be reduced to the extent that severance or similar benefits are provided under any other plan, program, or arrangement of the Company or its affilitates.

2. Continuing Obligations. Up through the Separation Date, Executive shall continue to perform his job duties as set forth in Section 1 of the Employment Agreement. From the Separation Date and beyond, Executive shall remain bound to the nondisclosure obligations set forth in Paragraph 6 below, and the post-termination obligations set forth in Paragraph 7 below. Any material breach of these obligations shall void the Company’s offer contained herein, shall constitute a material breach of this Agreement and shall nullify the Company’s obligation to provide any benefits or make any payments otherwise provided herein.

3. Consideration of Company. In consideration for the releases and covenants by Executive in this Agreement and in consideration of Executive’s execution of the General

Release and Waiver attached as Exhibit A hereto, and for Executive’s continued good faith performance of his job duties through the Separation Date, Company shall provide Executive with:

(a)	Payment of eighteen (18) months of base salary equal in the aggregate to Five Hundred Sixty-Two Thousand Five Hundred Dollars ($562,500), which is based on Executive’s current annual base salary of Three Hundred Seventy Five Thousand Dollars ($375,000). The lump sum payment shall be paid on the day after the date which is the six (6) month anniversary of the Separation Date. Said payment is subject to the provisions of Internal Revenue Code Section 409A which could result in the imposition of additional income tax to Executive if the six (6) month delay in payment did not occur; the delay in payment is for the benefit of Executive and the parties hereto agree as such;

(b)	For a period of eighteen (18) months from the Separation Date, payment of the premium for Executive’s continued coverage under the Company’s group health insurance plan, provided that Executive elects and remains eligible for coverage as provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Company represents that COBRA applies, and for the duration of eighteen (18) months from the Separation Date will continue to apply, to Company and to the health care coverage referenced in this Section 3(b). For purposes of the COBRA commencement date, the Separation Date shall be deemed the COBRA commencement date;

(c)	Within thirty (30) calendar days following the Separation Date, Company shall reimburse Executive for all reasonable business expenses incurred through the Separation Date, provided that Executive submits all requests for reimbursement by the Separation Date in accordance with Company’s business expense reimbursement policy in effect on the Separation Date; and

(d)	Any benefits to which Executive may be entitled under any plans, programs or policies of Company or its affiliates shall be determined in accordance with such plans, programs or policies of Company or its affiliates, as applicable.

The amounts owing under Subsection (c) of this Section shall be paid within thirty (30) calendar days following Company’s receipt of this Agreement executed by Executive, provided that Executive does not revoke this Agreement. As noted in Subsection (a) above, the payment due thereunder will be subject to a six (6) month delay in order to comply with Internal Revenue Code Section 409A. Executive shall be responsible for all taxes associated with any payments or benefits to be made or provided to Executive hereunder, and agrees to indemnify and defend Company against any claim arising out of this Agreement for unpaid taxes which may be made by any state or federal agency for any taxes, interest, fines or penalties

4. Acknowledgement of Executive. Executive acknowledges that, with the payments and benefits identified in Section 3 above, he will have received all compensation and benefits owed to him in connection with his employment with and termination from Company. Except for any vested benefits under Company’s 401(k) plan or as otherwise explicitly set forth herein, Executive acknowledges that he is not and shall never be entitled to any additional compensation, benefits or consideration from Company.

5. Mutual Release.

(a) Executive Release of Rights and Agreement Not to Sue. Executive agrees to that General Release and Waiver as set forth in Exhibit A hereto.

(b) Company Release of Rights and Agreement Not to Sue. In consideration of the promises and other consideration from Executive described in this Agreement and Exhibit A hereto, Company (on behalf of itself and its officers, directors, parents, predecessors, successors, affiliates, executives, employees, representatives, agents, and assigns), fully and unconditionally releases the Executive from, and agrees not to sue Executive with respect to, any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, costs, expenses, and remedies of any type, whether known or unknown, arising before Company signed this Agreement relating, directly or indirectly, to Executive’s employment with or separation of employment from Company; provided, however, that Company is not releasing its rights under this Agreement. Company affirms that as of the time it is signing this Agreement, no action or proceeding covered by this Section 5 is pending against Executive.

6. Restrictive Covenants.

(a) Executive’s Acknowledgements. Executive acknowledges and agrees that Executive has and will be exposed to data and information concerning the business and affairs of Company and its affiliates, including but not limited to, proprietary information such as software systems, technology and methods, marketing and business strategies, and financial information (“Confidential Information”). Executive acknowledges and agrees that such Confidential Information is vital, sensitive, confidential and proprietary to Company and its affiliates, and that each and every component of Confidential Information (i) has been developed by Company or its affiliates at significant effort and expense and is sufficiently secret to derive economic value from not being generally known to other persons, and (ii) constitutes a protectible business interest of Company and its affiliates.

(b) Confidential Information. Both during or after the term of his employment with Company, Executive shall not disclose any Confidential Information to any person, firm, corporation, association or other entity for any reason whatsoever other than for the benefit of Company in the ordinary course of its business, nor shall Executive make use of any Confidential Information for his own purposes or for the benefit of any person, firm, corporation or other entity, other than Company, under any circumstances during or after the term of his employment. As used herein, Confidential Information does not include information that is in the public domain or generally known to those in the business of Company, or becomes part of the public domain or generally known to those in the business of Company through no fault of Executive.

(c) Blue-Pencil. If any court of competent jurisdiction shall deem any provision in this Section too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law.

(d) Remedies. Executive acknowledges and agrees that the restrictive covenants in this Section 6 are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to Company if Executive breaches any of the terms of said restrictive covenants, and that in the event of Executive’s actual or threatened breach of any such restrictive covenants, Company will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by him of any of the restrictive covenants, Company shall be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

7. Post-Termination Obligations.

(a) Return of Company Materials. No later than three (3) business days following the Separation Date, Executive shall return to Company all property of Company that is then in Executive’s possession, custody or control, including, without limitation, all keys, access cards, credit cards, computer hardware and software, documents, records, policies, marketing information, design information, specifications and plans, data base information and lists, and any other property or information that Executive has or had relating to Company or its affiliates (whether those materials are in paper or computer-stored form), and including but not limited to, any documents containing, summarizing, or describing any Confidential Information.

(b) Executive Assistance. After the Separation Date, Executive shall, upon reasonable notice, furnish Company with such information as may be in Executive’s possession or control, and cooperate with Company, as Company may reasonably request (with due consideration to Executive’s business activities and obligations after the Separation Date), in connection with any litigation, claim, or other dispute to which Company or any of its affiliates is or may become a party. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in fulfilling Executive’s obligations under this Subsection (b). If Executive’s fulfillment of his obligations under this Subsection (b) exceeds three (3) calendar days in a month or fifteen (15) calendar days in any 12-month period, measured from the first day on which Executive’s fulfillment of obligations under this Subsection (b) commences, in addition to all reasonable out-of-pocket expenses incurred, Executive shall be paid not less than one hundred eighty-seven and 50/100 dollars ($187.50) per hour for each additional hour during each additional day he fulfills his obligations under this Subsection (b).

8. No Disparagement. Except as required by lawful subpoena or other legal obligation, Executive agrees not to make any oral or written statement that disparages or places Company (including any of its past or present officers, directors, executives, or its affiliates or direct or indirect parents, or their respective officers, directors, or executives) in a false or disparaging light, or to willfully and intentionally encourage any person or entity who may or who has filed a lawsuit, charge, claim or complaint against Company or any of its affiliates; provided however, that Executive may make truthful statements about Company’s or any of its affiliates’ products or services in connection with the fulfillment of his duties with any subsequent employers. If Executive receives any subpoena or becomes subject to any legal obligation that implicates this Section, Executive will provide immediate written notice of that fact to Company and enclose a copy of the subpoena and any other documents describing the legal obligation, unless Executive would be legally prohibited from providing such written notice or providing a copy of the subpoena or any other such documents to Company or any of its affiliates.

9. Public Statements. Before it issues any public statements, including but not limited to press releases, related in any way to Executive, Company shall provide Executive with the opportunity to review and comment on any such public statements. Company shall not issue any public statements related in any way to Executive that are not approved by Executive (provided that such approval by Executive shall not be unreasonably withheld), other than any filings required by the rules and regulations of the Securities and Exchange Commission or any stock exchange upon which the Company’s common shares are publicly traded.

10. No Mitigation. Executive shall have no obligation or duty to seek subsequent employment or engagement as an employee (including self-employment) or as a consultant or otherwise mitigate Company’s obligations under this Agreement. Payments and benefits due under this Agreement shall not be reduced by any compensation earned by Executive as an employee or consultant from any employment or consulting arrangement after the Separation Date.

11. Approvals. Company represents and warrants to Executive that it has taken all corporate action necessary to authorize this Agreement.

12. Non-Admission/Inadmissibility. This Agreement does not constitute an admission by Company that any action it took with respect to Executive was wrongful, unlawful or in violation of any local, state, or federal act, statute, or constitution, or susceptible of inflicting any damages or injury on Executive, and Company specifically denies any such wrongdoing or violation. This Agreement is entered into solely to resolve fully all matters related to or arising out of Executive’s employment with and termination from Company, and neither the Agreement nor testimony regarding its execution or implementation may be admitted or used as evidence in a subsequent proceeding of any kind, except one alleging a breach of this Agreement.

13. Amendment and Waiver. This Agreement shall not be amended or modified except by written instrument executed by Company and Executive. No waiver of any breach of any term, provision, or condition of this Agreement: (a) shall be effective unless it is in writing, (b) shall be construed or held to be an explicit or implicit waiver of, acquiescence in, or consent to any further or succeeding breach of the same term, provision or condition of this Agreement, or (c) shall be construed or held to be an explicit or implicit waiver of, acquiescence in, or consent to any breach of any other term, provision or condition of this Agreement.

14. Severability. The provisions of this Agreement shall be severable and the invalidity of any provision, or the performance of one party’s obligations under any provision, shall not affect the validity of the other provisions or the other party’s duty to perform his or its obligations under any other provision; provided, however, that upon a finding by a court of competent jurisdiction that any release or agreement in Section 5 above or in Exhibit A as appended hereto is illegal, void or unenforceable, the parties agree to execute promptly a mutual release and agreement that is legal and enforceable.

15. Nonalienation. The interests of Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of Executive or any Beneficiaries except as permitted under Section 16.

16. Beneficiary. If Executive dies prior to receiving all of the amounts payable to him in accordance with the terms of this Agreement, such amounts shall be paid to one or more beneficiaries (“Beneficiaries”, each, a “Beneficiary”) designated by Executive in writing to Company during his lifetime, or if no such Beneficiary is designated, to Executive’s estate. Such payments shall be made in a lump sum to the extent so payable and, to the extent not payable in a lump sum, in accordance with the terms of this Agreement. Executive, without the consent of any prior Beneficiary, may change his designation of Beneficiary or Beneficiaries at any time or from time to time by submitting to the Company a new designation in writing.

17. No Third Party Rights. Except as specifically provided herein, this Agreement shall not be construed as conferring any right or benefit to or upon any person other than Company or Executive. No persons other than Company, Executive, Executive’s Beneficiary or Executive’s estate shall have the right to enforce any of the provisions of this Agreement.

18. Captions; Counterparts. The names of the paragraphs of this Agreement are for convenience of reference only and do not constitute a part hereof. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

19. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws and judicial decisions of the State of California, without regard to its principles of conflicts of law.

20. Entire Agreement. This Agreement and Exhibit A attached herewith constitute the entire agreement between Company and Executive related to the termination of Executive’s employment with the Company as contemplated by this Agreement, and supersede all previous understandings and agreements between Company and Executive relating to such. Company and Executive acknowledge that, in entering into this Agreement, they have not relied on any representation, warranty, contract or other assurance made by or on behalf of any other party or person whatsoever before the execution of this Agreement. Both Company and Executive waive all rights and remedies which, but for this Section, might otherwise be available to either in respect of any such representation, warranty, contract or other assurance. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns.

21. Revocation Period. Executive has the right to revoke this Agreement, solely with respect to Executive’s release of claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, for up to seven (7) days after Executive signs it. In order to revoke this Agreement, Executive must sign and send a written notice of the decision to do so, addressed to F. Michael Ball, c/o Allergan, Inc., P.O. Box 19534, Irvine, CA 92623, and that written notice must be received by F. Michael Ball no later than the eighth day after Executive signs this Agreement. If Executive revokes this Agreement, Executive will not be entitled to any consideration from the Company described above.

22. Voluntary Execution of Agreement. Executive acknowledges that:

a.	Executive has carefully read this Agreement and fully understands its meaning;

b.	Executive had the opportunity to take up to twenty-one (21) days after receiving this Agreement to decide whether to sign it;

c.	Executive understands that the Company is herein advising him, in writing, to consult with an attorney before signing it; and

e.	Executive is signing this Agreement knowingly, voluntarily, and without any coercion or duress, and everything Executive is receiving for signing this Agreement is described in the Agreement itself, and no other promises or representations have been made to cause Executive to sign it.

“Executive”	“Company”
SimpleTech, Inc.

/s/ Mike Moshayedi	By:	/s/ Manouch Moshayedi
Mike Moshayedi	Name:	Manouch Moshayedi
	Title:	Chief Executive Officer

Dated: February 9, 2007	Dated: February 9, 2007

EXHIBIT A

GENERAL RELEASE AND WAIVER

This General Release and Waiver (“Release”), dated as of February 9, 2007 (“Effective Date”), is made and entered into by and between Mike Moshayedi, his heirs, representatives, successors, assigns, executors, and administrators (hereinafter “Executive”), on the one hand, and SimpleTech, Inc., and its current or former owners, partners, officials, directors, officers, shareholders, affiliates, agents, employee benefit plans, representatives, servants, employees, attorneys, subsidiaries, parents, divisions, branches, units, affiliated organizations, successors, predecessors, contractors, assigns, and all persons acting by, through, under, or in concert with them, past or present (hereinafter collectively referred to as “Company”). The term “Parties” or “Party” as used herein shall refer to Executive on the one hand, and those entities and individuals collectively referred to as Company on the other hand. The term “third Party” refers to any other entity or individual, who is not referred to as a Party.

RECITALS

Executive is a co-founder of the Company, has served as an executive officer of the Company in various capacities since the Company’s formation in 1990. Executive currently serves as the Company’s President and the Head of the Company’s Consumer Division.

Concurrent with the execution of this Agreement, the Company is consummating a sale of certain of the assets of its Consumer Division to a third party, which transaction will result in the elimination of Executive’s position and the termination of Executive’s employment with the Company, without cause, effective as of the date hereof (“Effective Date”).

Executive and Company wish to resolve fully any past, present or future disputes they have, may have, or may have had relating to Executive’s employment with the Company, and to set forth terms and conditions relating to the termination of Executive’s employment and thereby avoid the expense of litigation.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and in order to resolve and settle finally, fully, and completely all matters or disputes that now or may exist between them, and in consideration of the mutual covenants and conditions set forth below, IT IS AGREED AS FOLLOWS:

1. Executive Release. Executive, in exchange for the promises contained in this Release, on behalf of himself, his heirs, representatives, successors, and assigns, hereby irrevocably and unconditionally waives, releases, and forever discharges Company or any of its current or former owners, partners, officials, directors, officers, shareholders, affiliates, employee benefit plans, representatives, servants, employees, agents, attorneys, subsidiaries, parents, divisions, branches, units, affiliated organizations, successors, predecessors, assigns, and all persons acting by, through, under or in concert with them, either past or present (collectively “Released Party or Parties”), and each and all of them, from any and all charges, complaints, lawsuits, claims, liabilities, obligations, promises, agreements, controversies, injuries, damages, actions, causes of action, suits, rights, demands, judgments, claims for relief, indebtedness, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, whether in law or in equity, KNOWN OR UNKNOWN, suspected or unsuspected, actual or potential, which he now has, owns, or holds, or claims to have, own, or hold against each or any of the Released Parties, including without limitation, any claims which arose prior to the date of execution of this Release, whether or not relating to the employment relationship between Executive and Company or to the cessation of that employment relationship.

Without limiting the above, Executive agrees to waive, release, and forever discharge, and agrees that he will not in any manner institute, prosecute, or pursue, any and all complaints, claims, charges, claims for relief, demands, suits, actions, or causes of action, whether in law or equity, KNOWN OR UNKNOWN, actual or potential, which he either asserts or could assert, at common law or under any statute, rule, regulation, order, or law, whether federal, state, or local, or on any grounds whatsoever, including without limitation, any state or federal age, sex, race, color, national origin, marital status, religion, physical disability, mental condition, or mental disability discrimination laws, including, but not limited to, the United States Constitution, the California Constitution, the California Fair Employment and Housing Act (California Government Code § 12940 et seq.), the California Family Rights Act (California Government Code § 12945.2, 19702.3 et seq.), California Government Code §11135, the Unruh and George Civil Rights Acts (California Civil Code §51 et seq.), the California Labor Code, including, but not limited to California Labor Code §201, et seq., and all provisions of California Labor Code §132a, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act , the Employee Retirement Income Security Act of 1974, also known as “ERISA”, and/or Sections 1981, 1983, 1985, 1986 or 1988 of Title 42 of the United States Code (42 U.S.C. §1981 et seq.), the Americans with Disabilities Act , the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, claims of retaliation, claims of “Whistle-blowing,” claims under the Uniformed Services Employment and Re-Employment Rights Act (“USERRA,” 38 U.S.C. § 4301 et seq.), claims under California Military and Veterans Code (Cal. Mil. & Vet. Code § 389 et seq.), claims for the payment of severance pay, sick leave, pension rights, stock options, benefits, vacation pay, holiday pay, life insurance, fringe benefits, disability, commissions, bonuses, profit sharing, expenses, penalties, claims for breach of any type of contract, including written, oral or implied contracts, breach of any covenant, promise, or representation pertaining to Executive’s employment, whether express or implied, claims for constructive termination, wrongful termination, negligent hiring, retention, supervision, investigation, negligent or intentional infliction of emotional distress, common counts, statutory violation (failure to pay wages and compensation - Labor Code §201, et seq.), sexual harassment, discrimination, assault, battery, interference with prospective economic advantage, fraud, deceit and/or misrepresentation of any kind, libel, slander, defamation (whether based upon common law or statute), claims of unfair/unlawful employment or business practices arising under any of the statutes referenced above, under Business and Professions Code §17200 et seq., under the Consumer Legal Remedies Act under Civil Code §1750 et seq., and/or any other claims arising under any other state or federal provision, act, ordinance, Constitution, law, common law, or arising, under any contract or agreement, against any Released Party with respect to any event, matter, claim, damage, or injury arising out of or relating to the employment of Executive and/or the cessation of such employment and ANY OTHER CLAIM OF ANY TYPE WHATSOEVER, WHETHER SUCH CLAIM IS KNOWN OR UNKNOWN TO EXECUTIVE AND/OR HIS REPRESENTATIVES AND ATTORNEYS (collectively “Executive Released Claims”). Executive Released Claims shall include only those claims (whether known or unknown) which have arisen prior to the execution of this Release.

By executing this Agreement Executive is acknowledging that as of the time of the execution of this Agreement, he has been paid for all hours worked, that he has not suffered any on-the-job injury for which he has not already filed a claim and that Executive has received all benefits to which he is entitled

Executive agrees to indemnify and hold harmless the Released Parties against any loss or liability, whatsoever, including reasonable attorneys’ fees and costs, caused by any action or proceeding, in any state or federal courts or administrative processes, which is brought by Executive and his successors in interest if such action arises out of, is based upon, or is related in any way to any claim, demand, or cause of action released herein.

2. Section 1542 Waiver. Executive understands and agrees that the Executive Released Claims include not only claims presently known to Executive, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Executive Released Claims as described in the preceding Section 1. Executive understands that he may hereafter discover facts different from what he now believes to be true, which if known, could have materially affected this Release, but nevertheless waives any claims or rights based on different or additional facts. Executive knowingly and voluntarily waives any and all rights or benefits that he may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HER OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HER SETTLEMENT WITH THE DEBTOR.

3. Confidentiality. The Parties understand and agree that this Release and each of its terms, and the negotiations surrounding it, are confidential and shall not be disclosed by Executive to any entity or person, for any reason, at any time, without the prior written consent of Company or as required by law. Notwithstanding the foregoing, Executive may disclose the terms of this Release to his immediate family members, spouse, and to legal, financial, and tax advisors.

4. Liens and Claims for Reimbursement. Executive represents that there are no outstanding liens, obligations, or claims for reimbursement in this matter, including, but not limited to, medical or legal liens, or claims for reimbursement by any person or entity that has provided Executive with any services or benefits arising out of the employment relationship between Executive and Company. Executive further represents that there are no outstanding liens, obligations, or claims for reimbursement pertaining to any benefits that were received by Executive from any public or governmental agency, whether said benefits were provided by a federal, state, or local entity or authority, pertaining to the employment relationship between Executive and Company. To the extent that there are any liens, obligations, or claims for reimbursement of any kind, Executive hereby covenants to settle, satisfy or otherwise extinguish all such liens, obligations, or claims for reimbursement, and further agrees to defend, indemnify, and hold harmless Company, its attorneys, and representatives, in any proceeding arising out of any clam by any person or entity claiming to have any such lien, obligation, or claim for reimbursement.

5. Notices. Any notice or other communication under this Release must be in writing and shall be effective upon delivery by hand, or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Company at its usual business address, or to Executive at his most recent home address as shown in the records of the Company.

6. Amendments; Waivers. This Release may not be amended except by an instrument in writing, signed by each of the Parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Release shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Release preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

7. Assignment; Successors and Assigns. Executive agrees not to assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Release. Any such purported assignment, transfer, or delegation shall be null and void. Executive represents that he has not previously assigned or transferred any claims or rights released pursuant to this Release. Subject to the foregoing, this Release shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors, attorneys, and permitted assigns. This Release shall also inure to the benefit of any Released Party. This Release shall not benefit any other person or entity except as specifically enumerated in this Release.

8. Older Workers Benefit Protection Act of 1990. Executive understands and agrees that, by entering into this Release, (i) he is waiving any rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990 (“Act”); and (ii) he has received consideration beyond that to which he was previously entitled. In accordance with the Act, Executive should be aware of the following:

a.	Executive has the right to consult with an attorney before signing this Release;

b.	Executive has twenty-one (21) days to consider this Release; and

c.	Executive has seven (7) days after signing this Release to revoke this Release, and this Release will not be effective until that revocation period has expired.

9. Severability. If any provision of this Release, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Release and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

10. Attorneys’ Fees. In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Release, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and costs.

11. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of California, without regards to its principles of conflicts of law.

12. Interpretation. This Release shall be construed as a whole, according to its fair meaning, and not in favor of or against any Party. By way of example and not in limitation, this Release shall not be construed in favor of any Party receiving a benefit nor against any Party responsible for any particular language in this Release. Captions are used for reference purposes only and should be ignored in the interpretation of this Release.

13. Integration. Executive understands and agrees that the preceding Sections and the Executive’s Severance Agreement and General Release (“Severance Agreement”) to which this Release is attached as Exhibit A recite the sole consideration for this Release; that no representation or promise has been made by Company, or any other Released Party concerning the subject matter of this Release, except as expressly set forth in this Release and the Severance Agreement; and that all agreements and understandings between the Parties concerning the subject matter of this Release are embodied and expressed in this Release. This Release and the Severance Agreement shall supersede all prior or contemporaneous agreements and understandings among Executive, Company and any other Released Party, whether written or oral, express or implied, with respect to the employment, termination and benefits of Executive, including without limitation, any employment-related agreement or benefit plan, except to the extent that the provisions of any such agreement or plan have been expressly referred to in this Release or the Severance Agreement as having continued effect.

PLEASE READ CAREFULLY. THIS GENERAL RELEASE AND WAIVER INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

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I expressly acknowledge that I enter into this Release knowingly and voluntarily, without any coercion or duress, and that I have had an adequate opportunity to review this Release and to consult my attorney regarding it to the extent I wish to do so. I understand the contents of this Release, and I agree to all of its terms and conditions.

Acknowledgment of receipt by Executive on this 9th day of February, 2007.

/s/ Mike Moshayedi
MIKE MOSHAYEDI

Executed at Santa Ana, California, this 9th day of February, 2007.

/s/ Mike Moshayedi
MIKE MOSHAYEDI

Executed at Santa Ana, California, this 9th day of February, 2007.

/s/ Manouch Moshayedi
SIMPLETECH, INC.

BY:	Manouch Moshayedi
ITS:	Chief Executive Officer